EXHIBIT 10.7

PEOPLES BANCORP INC. ANNUAL REPORT ON FORM 10-K
FOR FISCAL YEAR ENDED DECEMBER 31, 2021

Summary of Compensation for
Directors of Peoples Bancorp Inc.

The Compensation Committee of the Board of Directors of Peoples Bancorp Inc. ("Peoples") believes the combination of cash and equity-based compensation (in the form of common shares) in its director compensation model promotes independent decision-making on the part of directors as the common shares have immediate value, unlike stock options or similar forms of equity-based awards. From January 1, 2021 through December 31, 2021, an annual retainer of $47,500 was paid in quarterly installments. The annual retainer was paid 60% in cash and 40% in the form of the number of common shares with an equivalent fair market value at the time of payment.
In 2021, each director, other than Mr. Sulerzyski, received an additional retainer of $15,000, paid 100% in the form of common shares with an equivalent fair market value at the time of payment.
In 2021, the chairs of the Compensation, Governance and Nominating, and Risk Committees each received an additional annual retainer of $5,000 paid in quarterly installments. In 2021, the chair of the Audit Committee received an additional retainer at an annual rate of $10,000 paid in quarterly installments. Each of these annual retainers was paid 60% in cash and 40% in the form of the number of common shares with an equivalent fair market value at the time of payment.
In 2021, the Chairman of the Board of Peoples received an additional retainer at an annual rate of $50,000 paid in quarterly installments. The additional annual retainer was paid 60% in cash and 40% in the form of the number of common shares with an equivalent fair market value at the time of payment.
All directors of Peoples are also directors of Peoples Bank. Directors receive compensation for their service as Peoples Bank directors in addition to the compensation received for their service as directors of Peoples. From January 1, 2021 through December 31, 2021, each director of Peoples, other than Mr. Sulerzyski, received for service as a director of Peoples Bank an annual retainer of $12,000 paid in quarterly installments. Each of these annual retainers was paid 60% in cash and 40% in the form of the number of common shares with an equivalent fair market value at the time of payment.
Directors who travel a distance of 50 miles or more to attend a Board or Board committee meeting of Peoples or Peoples Bank receive a $150 travel fee. A single travel fee of $150 is paid for multiple meetings occurring on the same day or consecutive days. Directors who travel a distance of 500 miles or more (round trip) to attend a Board of Directors or Board committee meeting are reimbursed for the actual cost of reasonable travel expenses including coach class airfare, car rental, and other usual and customary travel expense in lieu of the $150 fee. Directors who stay overnight to attend a meeting are reimbursed for the actual cost of their overnight accommodations. Peoples believes these fees and reimbursements are reasonable and partially offset travel expenses incurred by those directors living outside the Marietta, Ohio area, where Board of Directors and Board committee meetings are typically held.
In 2021, Peoples completed two strategic acquisitions which substantially increased its total asset size. As a result, Peoples reviewed its Peer Group and made changes to reflect Peoples' larger asset size. In recognition of those changes, the Board reviewed its compensation program relative to the updated Peer Group and made some changes to simplify the program, while still maintaining a strong link to shareholder interests. Beginning January 1, 2022, the Board eliminated the separate annual retainers for service as a director of Peoples and of Peoples Bank and replaced them with a single annual retainer in the amount of $92,500 paid in quarterly installments. Each installment of the annual retainer will be paid 50% in cash and 50% in the form of the number of unrestricted common shares with an equivalent fair market value at the time of payment. The additional annual retainer paid to each of the Chairs of the Compensation Committee, the Governance and Nominating, and the Risk Committee was increased to $7,500, and the additional retainer paid to the Chair of the Audit Committee was increased to $12,500. These additional annual retainers will be paid in quarterly installments and will paid 100% in cash. The Board also eliminated the additional retainer of $15,000 that had been paid in the first quarter of 2021 to each director. There was no change to the additional retainer paid to the Chairman of the Board.
Mr. Sulerzyski received no compensation as a director of Peoples or Peoples Bank during 2021 and will receive none in those capacities in 2022.